Exhibit 99.1
    NASDAQ: WASH

Media Contact: Elizabeth B. Eckel
EVP, Chief Marketing & Corporate Communications Officer
Telephone: (401) 348-1309
E-mail: ebeckel@washtrust.com
Date: February 12, 2024
FOR IMMEDIATE RELEASE

Washington Trust Appoints Debra M. Paul and Angel Taveras
To Board of Directors

WESTERLY, R.I., February 12, 2024 (PR NEWSWIRE)…Washington Trust Bancorp, Inc. (NASDAQ: WASH), announced the appointment of Debra M. Paul and Angel Taveras, Esq. to the Board of Directors (the “Board”) of Washington Trust Bancorp, Inc. (the “Corporation”) and its subsidiary bank, The Washington Trust Company, effective March 1, 2024.

Ms. Paul, a former certified public accountant, has proven leadership, accounting, and auditing experience. She most recently served as Chief Executive Officer (“CEO”) of Fellowship Health Resources, Inc. (“FHR”), a subsidiary of Elwyn. After retiring as CEO from FHR in December 2021, she served as Senior Vice President of Integration at Elwyn, until June 2022, overseeing the strategic partnership between FHR and Elwyn. Ms. Paul previously held the position of Chief Financial Officer at FHR and served as Chief Financial Officer and Senior Vice President of Finance of Women & Infants Hospital from 2006 until 2011. She also served as Senior Audit Manager with the public accounting firm KPMG, LLP. Ms. Paul is a board member and Audit Committee Chair for both Blue Cross Blue Shield Rhode Island and Amica Mutual Insurance Company.

Mr. Taveras has extensive leadership and legal expertise. He recently joined Adler Pollock & Sheehan P.C. as Senior Counsel, after serving as a Partner with Womble Bond Dickinson (US) LLP from 2021 until January 2024. He previously served as Shareholder with Greenberg Traurig LLP from 2015 until 2021. Mr. Taveras was Mayor of the City of Providence from 2011 until 2015. A graduate of Harvard University and Georgetown University Law Center, he is an Adjunct Professor at Providence College. Mr. Taveras is a member of the board and serves on the Audit Committee for Lifespan Corp. and is a board member for National Civic League and IKEA Foundation.

“We are excited to welcome Deb and Angel to our Board,” stated Edward O. Handy III, Washington Trust Chairman and Chief Executive Officer. “The depth and diversity of their professional experiences, skills, and community leadership will bring new perspectives and insight to our Board.”

ABOUT WASHINGTON TRUST BANCORP, INC.
Washington Trust Bancorp, Inc., NASDAQ: WASH, is the publicly-owned holding company of The Washington Trust Company (“Washington Trust”, “the Bank”), with $7.2 billion in assets as of December 31, 2023. Founded in 1800, Washington Trust is recognized as the oldest community bank in the nation, the largest state-chartered bank headquartered in Rhode Island and one of the Northeast’s premier financial services companies. Washington Trust values its role as a

Exhibit 99.1
community bank and is committed to helping the people, businesses, and organizations of New England improve their financial lives. The Bank offers a wide range of commercial banking, mortgage banking, personal banking and wealth management services through its offices in Rhode Island, Connecticut and Massachusetts and a full suite of convenient digital tools. Washington Trust is a member of the FDIC and an equal housing lender. For more information, visit the Corporation’s website at ir.washtrust.com, or the Bank’s website at www.washtrust.com.